UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2020

LendingClub Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36771

Delaware	51-0605731
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

595 Market Street, Suite 200,
San Francisco,	CA	94105
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (415) 632-5600
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	LC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement

On February 24, 2020, LendingClub Warehouse II LLC (the “Warehouse”), a wholly-owned subsidiary of LendingClub Corporation (the “Company”), entered into an Amended and Restated Warehouse Credit Agreement (the “Amended and Restated Warehouse Agreement”) with certain lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”), and Wilmington Trust, National Association, as collateral trustee and as paying agent (in such capacities, respectively, the “Collateral Trustee” and the “Paying Agent”), pursuant to which the Lenders agreed to provide a $250 million secured revolving credit facility (the “Credit Facility”) to the Warehouse.

The Amended and Restated Warehouse Agreement amends and restates, in its entirety, the Warehouse Credit Agreement dated as of January 23, 2018, among the Warehouse, the Lenders, the Administrative Agent, the Collateral Trustee, and the Paying Agent.

The Amended and Restated Warehouse Agreement, among other things, extends the term of the Credit Facility such that the Warehouse may draw upon the Credit Facility until the earlier of February 24, 2022 or another event that constitutes a “Commitment Termination Date” under the agreement, increases the size of the facility to $250 million, and contains customary representations and warranties, as well as affirmative and negative covenants. Proceeds under the Credit Facility may only be used to purchase certain unsecured consumer loans, including related assets, from the Company and to pay fees and expenses related to the Credit Facility.

The foregoing description of the Amended and Restated Warehouse Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2020, Tim Bogan and the Company mutually agreed that, effective July 1, 2020 (the “Transition Date”), Mr. Bogan will transition from his current role as the Company’s Chief Risk Officer to Chief Banking Integration Officer, a non-executive role within the Company. As the Company’s Chief Banking Integration Officer, Mr. Bogan will focus on the planning, process, systems, and organizational design work necessary to complete the Company’s acquisition of Radius Bancorp.

On February 26, 2020, the Company announced the hiring of Annie Armstrong to serve as the Company’s Chief Risk Officer. Ms. Armstrong is expected to join the Company on March 16, 2020 and will formally assume the Chief Risk Officer role on the Transition Date.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits

Exhibit Number	Exhibit Title or Description
10.1	Amended and Restated Warehouse Agreement dated February 24, 2020*†
104	Cover Page Interactive Data File (Cover page XBRL tags are embedded within the Inline XBRL document)

*
Certain information in Exhibit 10.1 has been omitted pursuant to Item 601(b)(10) of Regulation S-K because it is both not material and would be competitively harmful if publicly disclosed. The Company undertakes to furnish, supplementally, a copy of the unredacted exhibit to the Securities and Exchange Commission upon request.

†
The schedules and exhibits to Exhibit 10.1 have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the Securities and Exchange Commission upon request.

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation
Date:	February 26, 2020	By:	/s/ Brandon Pace
Brandon Pace
Secretary and General Counsel
(duly authorized officer)